News Release

Republic Companies Group, Inc. Announces Operating Results for the Third Quarter and Year-To-Date 2006

3rd Quarter Highlights:

  Gross written premiums: $175.1 million, up 30.2% compared to Q3 2005.
  Revenues: $79.5 million, up 20.8% compared to Q3 2005.
  Combined ratio: 88.9%, 7.8 point improvement over Q3 2005.
  Quarterly net income: $8.3 million, up 92.5% compared to Q3 2005.

Year-to-Date Highlights

  Gross written premiums: $440.6 million, an increase of 20.3% over the first nine months of 2005.
  Revenues: $220.0 million, up 15.4% versus YTD 2005.
  Net income: $15.6 million, 6.9% higher than YTD 2005.

Dallas, Texas - November 2, 2006 - (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic" or the "Company") today reported revenues of $79.5 million and net income of $8.3 million for the quarter ended September 30, 2006 ("Q3 2006"). Shareholders' equity was $175.8 million as of September 30, 2006.

Republic's revenues of $79.5 million for Q3 2006 represent an increase of 20.8% when compared to Q3 2005. Net income for Q3 2006 was $8.3 million compared to $4.3 million in Q3 2005. Net income per common share for Q3 2006 was $0.59 (basic and diluted). Pro forma net income per common share for Q3 2005 (after giving effect to the IPO as if it had occurred at the beginning of 2005) would have been $0.31 (basic and diluted). See comments regarding non-GAAP measures in Footnote #1 below.

This strong revenue growth was balanced across our business segments, with all segments reporting double digit premium growth. In addition, higher interest rates coupled with a growing base of invested assets produced a 28.4% increase in investment income in Q3 2006 over the prior year's third quarter.

The third quarter results reflected a continuation and acceleration of Republic's strong growth in 2006. For the first nine months of 2006 ("YTD 2006"), gross written premiums rose to $440.6 million, up 20.3% compared to YTD 2005. Revenues of $220.0 million for YTD 2006 represented a 15.4% increase over the prior year period through September 30.

The Company's disciplined underwriting pursuant to a focused operating strategy, has continued to produce a strong, consistent, favorable trend in the core loss ratio. For Q3 2006, the ex-catastrophe loss ratio dropped to 47.8%, an improvement of 5.6 points over Q3 2005.

Overall, Republic's Q3 2006 combined ratio was 88.9% compared to the 96.7% reported for Q3 2005, a 7.8 point improvement. In addition to the improvement in the ex-catastrophe loss ratio, the Q3 2006 combined ratio also benefited from a 6.9 point improvement in the catastrophe loss ratio. The 2006 third quarter was a period of benign hurricane activity, while the losses related to Hurricanes Katrina and Rita were incurred in Q3 2005.

Overall, for the first nine months of 2006, Republic's catastrophe-related losses were more closely in line with normal expectations. Through September 30, 2006, the Company incurred $13.5 million of catastrophe losses after reinsurance, most of which were the result of a number of wind and hail storms in the second quarter. By comparison, $12.1 million catastrophe losses after reinsurance were incurred in the first nine months of 2005.

On a gross basis, losses from 2006 severe weather events were $20.5 million through the YTD 2006. The net loss was mitigated by the aggregate loss component of Republic's catastrophe reinsurance program. This aggregate treaty provides $5.0 million of protection when severe weather events (as defined by the treaty) aggregate more than $12.5 million in losses. The coverage available under this treaty was fully utilized during the third quarter of 2006, and the unrecognized portion of the related reinsurance premium was fully recognized as ceded premium in the third quarter.

Republic's expense ratio for Q3 2006 was 4.7 points higher than reported for Q3 2005. The interplay of increased underwriting profitability and the related increase in contingent, profit-based commissions was a major contributor to this expense increase. For the YTD 2006, the expense ratio was 2.6 points higher than YTD 2005. This increase was primarily caused by higher, profit-based contingent commissions and by costs associated with public ownership.

Parker Rush, President and Chief Executive Officer, commented, "We are very pleased with our continuing strong written premium growth from well-established, profitable products and programs. During the 2006 third quarter we were able to provide coverage to nearly 18,000 Texas policyholders displaced by the collapse of one of our major competitors in Texas personal property insurance. Additionally, we started writing a promising program providing underwriting capacity to small, rural businesses through a consistently profitable producer. These new opportunities, coupled with continued organic growth in our areas of focus, helped us to outpace industry growth. We continue to evaluate the stream of similar opportunities for those that should be accretive to our return-on-equity targets.

"We are also very pleased that our underlying core loss ratio has now hovered around 50% for eight consecutive quarters. Underwriting discipline remains the core of our operating strategy and was key to producing very strong quarterly net income."

Financial Overview and Highlights
The highlights of Republic's condensed consolidated financial information for Q3 2006 and Q3 2005 are summarized in the following tables.
Condensed Consolidated Third Quarter Highlights ($ in thousands except per share)	Three Months Ended September 30, 2006 (unaudited)	Three Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)

Gross written premiums	$ 175,052	$ 134,459	$ 440,550	$ 366,211
Net written premiums	101,377	70,279	239,678	194,564
Net insurance premiums earned	74,096	61,273	204,266	177,643
Net investment income	3,875	3,019	11,029	8,068
Total revenues earned	79,505	65,834	219,956	190,529
Net income	8,256	4,289	15,615	14,607
Net income available to common shareholders	$ 8,256	$ 2,821	$ 15,615	$ 6,243

Net income per common share
Basic	$ 0.59	$ 0.27	$ 1.13	$ 0.90
Diluted	$ 0.59	$ 0.26	$ 1.12	$ 0.90
Weighted average shares outstanding
Basic shares (in thousands)	13,900	10,639	13,862	6,899
Diluted shares (in thousands)	14,004	10,696	13,969	6,922
Pro forma net income per common share (1)
Basic	n/a	$ 0.31	n/a	$ 1.06
Diluted	n/a	$ 0.31	n/a	$ 1.06
Pro forma weighted average shares outstanding (1)
Basic shares (in thousands)	n/a	13,769	n/a	13,739
Diluted shares (in thousands)	n/a	13,826	n/a	13,762

Net ex-catastrophe loss ratio	47.8%	53.4%	50.2%	52.0%
Net catastrophe loss ratio	0.9%	7.8%	6.6%	6.8%
Net expense ratio	40.2%	35.5%	38.9%	36.3%
Net combined ratio	88.9%	96.7%	95.7%	95.1%

Condensed Third Quarter Consolidated Highlights ($ in thousands)			As of September 30, 2006 (unaudited)	As of September 30, 2005 (unaudited)

Total assets			$ 895,127	$ 835,504
Shareholders' Equity (GAAP)			175,850	160,763
Annualized return on average equity (GAAP)			12.1%	11.6%

(1) This press release contains certain pro forma financial information determined by methods other than in accordance with U.S. generally accepted accounting principles ("GAAP"). In particular, the Q3 2005 and the year to date 2005 net income per common share have been adjusted to give effect for the August 2005 IPO as if it occurred at the beginning of the first quarter 2005 by excluding the effect of the accrued preferred stock redeemed in the IPO and by including the additional common shares issued in the IPO. A reconciliation of the reported Q3 2005 net income per common share of $0.27 (basic) and $0.26 (diluted) to the pro forma net income per common share of $0.31 (basic and diluted) is as follows (amounts in thousands except per share amounts):

a. Reported third quarter 2005 net income available to common shareholders of $2,821 is increased by the accrued preferred stock dividends of $1,468 to equal consolidated net income of $4,289.

b. Reported third quarter 2005 weighted average common shares outstanding of 10,639 (basic) and 10,696 (diluted) are increased by the weighted average impact of the 8,726 of additional common shares issued in the August 3, 2005 IPO for total pro forma weighted average common shares outstanding of 13,769 (basic) and 13,826 (diluted).

c. Consolidated net income of $4,289 is then divided by pro forma weighted average common shares outstanding of 13,769 (basic) and 13,826 (diluted) to obtain the pro forma third quarter 2005 net income per share of $0.31 (basic and diluted).

A reconciliation of the reported year to date 2005 net income per common share of $0.90 (basic and diluted) to the pro forma net income per common share of $1.06 (basic and diluted) is as follows (amounts in thousands except per share amounts):

a. Reported year to date 2005 net income available to common shareholders of $6,243 is increased by the accrued preferred stock dividends of $8,364 to equal consolidated net income of $14,607.

b. Reported year to date 2005 weighted average common shares outstanding of 6,899 (basic) and 6,922 (diluted) are increased by the weighted average impact of the 8,726 of additional common shares issued in the August 3, 2005 IPO for total pro forma weighted average common shares outstanding of 13,739 (basic) and 13,762 (diluted).

c. Consolidated net income of $14,607 is then divided by pro forma weighted average common shares outstanding of 13,739 (basic) and 13,762 (diluted) to obtain the pro forma year to date 2005 net income per share of $1.06 (basic and diluted).

Management believes this presentation provides useful supplemental information in evaluating the operating results of our business. These disclosures should not be viewed as a substitute for net income per common share determined in accordance with GAAP.

Contributions by business segment to the Q3 and year to date results through September 30, 2006 and 2005 can be summarized as follows:
Condensed Third Quarter Highlights by Segment ($ in thousands)	Three Months Ended September 30, 2006 (unaudited)	Three Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2006 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)
Gross Written Premium
Independent Agents - Personal Lines	$ 61,297	$ 38,140	$ 132,197	$ 105,487
Independent Agents - Commercial Lines	25,777	21,469	73,128	62,363
Program Management	42,440	38,551	109,026	97,670
Insurance Services and Corporate	45,538	36,299	126,199	100,691
Consolidated	$ 175,052	$ 134,459	$ 440,550	$ 366,211

Net Income (Loss)
Independent Agents - Personal Lines	$ 4,776	$ 1,237	$ 6,949	$ 7,918
Independent Agents - Commercial Lines	1,140	(770)	664	(198)
Program Management	2,159	1,830	5,452	3,533
Insurance Services and Corporate	181	1,992	2,550	3,354
Consolidated	$ 8,256	$ 4,289	$ 15,615	$ 14,607

Net Combined Ratio (GAAP)
Independent Agents - Personal Lines	83.3%	96.1%	93.6%	91.1%
Independent Agents - Commercial Lines	96.6%	113.8%	104.7%	106.2%
Program Management	91.8%	86.7%	90.6%	93.5%
Consolidated	88.9%	96.7%	95.7%	95.1%

Third Quarter and Year to Date Highlights

Personal Lines
Gross written premiums in Personal Lines increased 60.7% in Q3 2006 as compared to the same quarter in the prior year. This growth included a 105.6% increase in personal property insurance, primarily from new agency appointments and blocks of policies related to: the collapse of Texas Select Lloyds Insurance Company, a major competitor in Texas; growth in our book of policies covering low-value dwellings; and, rate increases in Texas and Louisiana. Personal auto gross written premiums declined by 12.5% in Q3 2006, as we continue to shrink our participation in this intensely competitive line. Personal Lines net insurance premiums earned in Q3 2006 were 12.5% higher than Q3 2005. Year to date, the Company's gross written premiums in Personal Lines were up 25.3% in 2006 from the levels reported in the comparable period of 2005. Net insurance premiums earned were 3.0% higher than in the comparable nine month period in 2005, but earned premium growth will accelerate in the coming quarters as the premiums related to the conversion of the Texas Select book of business are recognized as earned premium.

The combined ratio for Personal Lines was 83.3% in Q3 2006, 12.8 points better than in the comparable period in 2005. This improvement was virtually identical to the 12.9 point decline in the catastrophe loss ratio. Net income was nearly four times that achieved Q3 2005, primarily because hurricane activity in Q3 2006 was benign, while the significant losses related to Hurricanes Katrina and Rita occurred in Q3 2005.

Year to date, the Personal Lines combined ratio of 93.6% was 2.5 points higher than the comparable period in 2005. This deterioration in the combined ratio was primarily attributable to higher losses in the highly competitive personal auto business and a 1.4 point increase in the expense ratio reflecting incremental costs associated with public ownership.

Commercial Lines
In Q3 2006, gross written premiums in commercial Lines were up 20.1%, compared to Q3 2005. The YTD growth was 17.3% versus the comparable period in 2005. This growth was spread across our target markets and business classes, including our farm and ranch initiatives. Net insurance premiums earned by Commercial Lines in Q3 2006 increased 20.4% over Q3 2005.

The combined ratio in Commercial Lines for Q3 2006 was 96.6%, 17.2 points better than the 113.8% in Q3 2005. The Q3 2006 combined ratio improvement resulted primarily from reductions in the ex-catastrophe (primarily casualty insurance products) and catastrophe loss ratios (primarily due to the benign hurricane season in 2006).

The combined ratio for YTD 2006 was 104.7%, 1.5 points better than in 2005. The expense ratio for 2006 YTD was 1.8 points higher than in 2005, primarily reflecting incremental costs associated with public ownership and the cost of new system installations. Because of improvements in underwriting results and higher investment yields, the Commercial Lines segment reported net income of $0.7 million for the first nine months of 2006 compared to a net loss of $(0.2) million for the same period in 2005.

Program Management
Gross written premiums in Program Management for Q3 2006 and for the first nine months of the year, grew 10.1% and 11.6% respectively, over the levels achieved in the comparable 2005 periods. This progress primarily reflects the development of Republic's new voluntary non-subscriber program (for businesses choosing to opt out of the Texas Workers Compensation system), growth in our new program offering workers' compensation insurance to small businesses through FirstComp Underwriters Group, Inc., a well established specialist in this market niche and growth in business produced by Texas General Agency, Inc. ("TGA").

Net insurance premiums earned in Program Management increased 52.3% for the first nine months of 2006 over the similar period of 2005 primarily because of Republic's higher retention of business produced by TGA and growth in the non-subscriber program. The year to date combined ratio in Program Management was 90.6%, 2.9 points better than for the same period in 2005, primarily reflecting improved loss ratios in the TGA business and the profitability of our non-subscriber program. A 7.2 point reduction in the year to date loss ratio was partially offset by a 4.3 point increase in the related expense ratio as improved underwriting profits resulted in higher profit-based contingent commissions. The net benefit of increased underwriting profitability plus increased investment income resulted in a 54.3% increase in Program Management net income for the nine month period ending September 30.

Insurance Services
In its Insurance Services segment, Republic acts as the issuing (or "fronting") carrier for several large, national carriers and certain regional companies that meet our standards and guidelines. As the issuing carrier, Republic earns a fee for its services but reinsures 100% of the related underwriting risk.

Fee income in Insurance Services was 19.3% higher in Q3 2006 than in Q3 2005 reflecting the higher volume of fronted premiums. This increase in fee income was the result of a 25.5% increase in gross written premiums in Q3 2006, driven by increases in personal auto premium volume on certain fronted programs. Year to date, gross written premiums were 25.3% higher in 2006 than in 2005, and fee income was up 25.8%.

For the first nine months of 2006, the equity earnings of Seguros Atlas ("Atlas"), a well-established Mexican multi-line insurance company in which Republic holds a 30% ownership interest, were $2.6 million, slightly lower than the $2.9 million reported for the same period in 2005. This decrease was primarily due to higher losses in Atlas' life operations, partially offset by increases in investment income.

Overall, Insurance Services net income for the nine months ending September 30, 2006 was $2.6 million, 24.0% less than the comparable period in 2005. The decrease was primarily attributable to higher interest expense on the Company's floating rate debt.

Consolidated Results
Republic's consolidated net investment income in Q3 2006 of $3.9 million represented a 28.4% increase over Q3 2005. The primary factors contributing to this increase were a larger investment portfolio and increases in short-term interest rates. Year to date 2006 net investment income of $11.0 million was 36.7% higher than for the comparable period in 2005 for the same reasons.

Reported quarterly and year to date net income per common share comparisons between 2006 and 2005 are distorted for comparative purposes by the effects of the preferred stock that was outstanding prior to Republic's August 2005 IPO and the additional shares issued in the IPO to retire this preferred stock. Since all of the net proceeds from the IPO were used to redeem preferred stock, we believe a meaningful supplemental comparison of the Q3 2005 net income per common share can be computed using the pro forma 13.8 million basic and diluted weighted average shares that would have been outstanding during Q3 2005 if the IPO had occurred on January 1, 2005. On this pro forma basis, the Q3 2005 basic and diluted net income per common share would have been $0.31. See comments regarding non-GAAP measures in Footnote #1 above.

Shareholders' equity as of September 30, 2006 of $175.8 million was $11.3 million higher than the $164.5 million reported at December 31, 2005. The most significant offsetting, contributing elements were $15.6 million of net income and common stock cash dividends of $5.1 million.

2006 Guidance
Republic reaffirms its previously announced guidance for double digit premium growth in 2006 and a 13-15% return on average equity. Investors are advised to read the precautionary statement regarding forward-looking information included in this press release and in our Annual Report filed on Form 10-K and other filings with the Securities and Exchange Commission (available at www.sec.gov).

Supplemental Consolidated Information
Supplemental comparative summary consolidated and segment results of operations and key financial measures for the three months and nine months ended September 30, 2006 and 2005 will be posted to the Company's website.

Merger with Delek
On August 4, 2006 Republic Companies Group, Inc. entered into an Agreement and Plan of Merger with a subsidiary of Delek Group Ltd., a corporation organized under the laws of Israel ("Delek"). Additional information regarding the merger is available in other filings with the Securities and Exchange Commission (available at www.sec.gov) and on our website at www.RepublicGroup.com

Conference Call
The Company will conduct a teleconference call to discuss information included in this news release and related matters at 8:00 a.m. Central Time on Friday November 3, 2006. Investors may access the call telephonically by dialing (866) 202-4367 with pass code 62190645 approximately 10 minutes prior to the scheduled start time. International callers may access the call telephonically by dialing (617) 213-8845 with pass code 62190645. To listen to a simultaneous internet broadcast, go to the Event Calendar within the Investor Relations section of our website www.RepublicGroup.com. The conference call will be available for replay from November 3, 2006 to November 10, 2006 by dialing (888) 286-8010 with the pass code 29654464. International callers may access the replay by dialing (617) 801-6888 with pass code 29654464. Additional information is available on our website at www.RepublicGroup.com.

Quiet Period
The Company observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the third quarter started October 1, 2006 and will extend through November 6, 2006.

About Republic
Republic Companies Group, Inc. through a group of insurance companies and related entities provides personal and commercial property and casualty insurance products. In its Independent Agents segments, Republic distributes these products to individuals and small to medium-size businesses through a network of independent agents primarily in Texas, Louisiana, Oklahoma and New Mexico. In its Program Management and Insurance Services segments Republic capitalizes on its unique combination of charters and licenses to develop and manage target-niche insurance products that are distributed through managing general agents and other insurers in many additional states. We are rated A- (Excellent) by A.M. Best Company, Inc. The rating is under review with developing implications pending completion of the merger with Delek. We completed our Initial Public Offering in August 2005. Visit www.RepublicGroup.com for more information.

Precautionary Statement Regarding Forward-Looking Information
Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which include, without limitation, our 2006 guidance and our merger with Delek, may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. Statements that include the words "expect", "intend", "plan", "believe", "project", "estimate", "may", "should", "anticipate", "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should carefully consider these factors. We believe that these factors include but are not limited to the following: the fact that there is a merger pending and/or the failure to complete the proposed merger; ineffectiveness or obsolescence of our business strategy due to changes in current or future insurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, agents or customers; changes in the level of demand for independent agents and managing general agents and our insurance products and services, including new products and services; changes in the insurance product pricing environment; changes in the availability, cost or quality of reinsurance, failure of our reinsurers to pay claims timely or at all, or inability to recover increases in reinsurance costs; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies, including any loss limitation methods and emerging claim and coverage issues; changes in accounting policies or practices; unavailability of future capital or availability of future capital on unfavorable terms; a few large stockholders may be able to influence stockholder decisions, which may conflict with other stockholder interests; and general economic conditions, including inflation and other factors.

This list of factors should not be construed as exhaustive and should be read in conjunction with the other precautionary statements described in our Annual Report filed on Form 10-K and other filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Any forward-looking statements you read in this news release reflect our views as of the date of this press release with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial condition, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact
Michael E. Ditto, Esq.
Vice President, General Counsel and Secretary
972 788 6000